SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
September 3, 2009

BIOPHARM ASIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-25487	88-0409159
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

New Agriculture Development Park
Daquan Village, Tonghua County, Jilin Province, P.R. China	134115
(Address of principal executive offices)	(Zip Code)

011-86-435-5211803
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 3, 2009, BioPharm Asia, Inc. (the “Company”) terminated its offering of series A convertible preferred stock.  The Company sold an aggregate of 155,000 shares of its series A convertible preferred stock (the “Shares”) to 13 investors for a total purchase price of $310,000 ($2.00 per share). The proceeds from the sale of the Shares will be used as working capital.

Unless the holder requests redemption by September 3, 2010 of all but not less than all of the Shares at a per share price of $2.60 on September 13, 2010, the Shares will automatically be converted into shares of the Company’s common stock on September 6, 2010 at a conversion price of $2.00 per share, subject to adjustment for organic changes resulting from stock splits, stock dividends and business combinations, but not for issuances at less than fair market value or the conversion price.

The issuance and sale of the Shares was exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Each of the purchasers of the Shares represented that such purchaser was an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D). The Company also believes that the issuance and sale of the Shares was exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S since none of the purchasers of the Shares was a U.S. Person (as defined in Rule 902 of Regulation S), the offer and sale of the Shares was made offshore and no directed selling efforts were made from the U.S. There were no underwriters or other brokers involved in the transaction.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit No.	Description
	3.4	Certificate of Designation for Series A Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2009

BIOPHARM ASIA, INC.

By:	/s/ Yunlu Yin
Yunlu Yin
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.4	Certificate of Designation for Series A Convertible Preferred Stock.